For further information contact: John W. Bordelon, Chairman, President and CEO (337) 237-1960

Release Date: July 16, 2024
For Immediate Release

HOME BANK'S NATALIE B. LEMOINE AND JOHN J. ZOLLINGER, IV,
PROMOTED TO SENIOR EXECUTIVE VICE PRESIDENTS

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary (www.home24bank.com), is pleased to announce that executive team members Natalie Lemoine, Chief Administrative Officer, and John J. Zollinger, IV, Chief Banking Officer, have been promoted to Senior Executive Vice Presidents of the Bank.

“Natalie and John are entrusted leaders of Home Bank’s executive team,” states John W. Bordelon, President and Chief Executive Officer for Home Bank. “Their vision and integrity embody the values that drive the success and strategic growth of our Company.”

Lemoine joined Home Bank in 2015 and leads human resources, communications, marketing operations, and is responsible for the Bank’s community development program. She also oversees HB Financial Wealth Management, the investment management and wealth planning division of the Company.

She earned a Bachelor of Arts in Public Relations and minor in Political Science from Loyola University in New Orleans. She is a graduate of Leadership Lafayette and served on the board Leadership Institute of Acadiana for the past six years. Lemoine is committed to the community where she volunteers with Junior Achievement, Habitat for Humanity, and the United Way of Acadiana.

Zollinger joined Home Bank in 2010 and leads commercial banking, treasury management, and mortgage operations for the seven regions of the Company serving South Louisiana, Natchez, Mississippi, and the Greater Houston area. In addition, he supervises the SBA and Government Guaranteed Lending efforts of the Bank.

He earned a Master of Business Administration with a concentration in Finance from the University of New Orleans and a Bachelor of Science in Finance from Spring Hill College in Mobile, AL. He also completed the Graduate School of Banking at Louisiana State University. An active member of the community, Zollinger currently serves as Vice-Chair of Reconcile New Orleans, Inc. (Café Reconcile), as a member of the executive committee and board of directors of GNO, Inc., and as Treasurer of the Greater New Orleans Executives Association (GNOEA).

About Home Bank, N.A.

Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish and is headquartered in Lafayette, Louisiana. We proudly serve customers with 42 banking centers throughout South Louisiana, Natchez, Mississippi, and the Greater Houston area, and a Commercial Banking Office in North Houston.

Personal banking has always been Home Bank’s trademark, and that tradition continues as we grow, invest, and serve our customers and community. For more information about Home Bank, visit www.home24bank.com.